Exhibit 99.1

Assertio Therapeutics Announces Sale of Gralise® for Total Transaction Value of $127.5 Million

LAKE FOREST, Ill., (December 12, 2019) (GLOBE NEWSWIRE) — Assertio Therapeutics, Inc. (“Assertio”) (NASDAQ: ASRT), today announced it has entered into an agreement with Alvogen, a global privately held pharmaceutical company, under which Alvogen will acquire and assume all responsibilities associated with the product Gralise® (gabapentin). The agreement is expected to close in early January 2020, subject to regulatory approval.

Under the terms of the agreement, Alvogen will pay Assertio a total value of $127.5 million. This includes $75 million in cash upon closing and the balance payable in the form of a royalty on the first $70 million in Gralise® net sales. Both companies expect the majority of the royalties to be paid in the first calendar year.

“This transaction continues the transformation of Assertio, allows us to focus on our growth products, CAMBIA® and Zipsor®, strengthens our balance sheet, and increases our flexibility for future business development opportunities,” said Arthur Higgins, President and Chief Executive Officer of Assertio.

The Company will provide an update on the financial impact of the sale of Gralise® following the close of the transaction.

About Gralise®

Gralise® is a prescription medicine used to treat pain after shingles, or postherpetic neuralgia (PHN).

About Assertio Therapeutics, Inc.

Assertio Therapeutics is committed to providing responsible solutions to advance patient care in the Company’s core areas of neurology, orphan and specialty medicines. Assertio currently markets three FDA-approved products and continues to identify, license and develop new products that offer enhanced options for patients that may be underserved by existing therapies. To learn more about Assertio, visit www.assertiotx.com.

About Alvogen

Alvogen is a global, privately owned pharmaceutical company focused on developing, manufacturing and selling generic, brand, over-the-counter medicines (OTC) and biosimilar products for patients around the world.  The company has commercial operations in 35 countries with 2,800 employees and operates four manufacturing and development hubs in the U.S., Romania, Korea and Taiwan. North America is Alvogen’s single largest market and other key markets include: South Korea, Russia, Taiwan, Romania, Hungary, Ukraine, Japan and China.

To learn more about Alvogen, visit www.alvogen.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to regulatory approval and clinical development of long-acting cosyntropin, expectations regarding potential business opportunities and other risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

Investor and Media Contact:
John B. Thomas
SVP, Investor Relations and Corporate Communications
jthomas@assertiotx.com

Source: Assertio Therapeutics, Inc.